Helius Medical Announces Proceeds of $1.4 Million from Exercise of Warrants

THIS NEWS RELEASE IS INTENDED FOR IMMEDIATE RELEASE

NEWTOWN, PA – June 6, 2016 – Helius Medical Technologies, Inc. (TSX: HSM, and OTCQB: HSDT) ("Helius" or the "Company") a medical technology company focused on the treatment of neurological symptoms caused by disease or trauma, is pleased to announce that it received proceeds of CDN $1,825,600 (approximately US$1,409,947) from the exercise of certain warrants issued in 2014, all of which was received after the Company’s fiscal year end on March 31, 2016.

The warrants expired on May 30, 2016 and were originally issued in connection with the Company’s private placement of subscription receipts that closed on May 30, 2014. On June 13, 2014, each subscription receipt automatically converted, for no additional consideration, into one common share and one-half of one common share purchase warrant (each whole warrant, a “Warrant”). Each Warrant entitled the holder thereof to purchase one additional share of common stock at a price of CDN $1.00 prior to expiration on May 30, 2016.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under any state securities laws or the laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About the PoNS™

The PoNS™ device is a non-invasive means for delivering neurostimulation through the tongue. The PoNS™ therapy is currently being studied in the United States and Canada for the treatment of balance disorder for subjects with mild to moderate Traumatic Brain Injury.

About Helius Medical Technologies, Inc.

Helius Medical Technologies is a medical technology company focused on neurological wellness. Helius seeks to develop, license and acquire unique and non-invasive platform technologies that amplify the brain’s ability to heal itself. Helius intends to file for FDA clearance for the PoNS™ device. For more information, please visit www.heliusmedical.com.

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CONTACT

Helius Medical Technologies

Corporate Contact

Brian Bapty, 604-652-3950

bbapty@heliusmedical.com

Investor Relations:

778-588-7144

info@heliusmedical.com

Media Contact:

Becky Kern, 914-772-2310

media@heliusmedical.com